Exhibit 99.1

LANCASTER, Pa., March 10, 2011.  Armstrong World Industries, Inc. today amended its existing Senior Secured Credit Facility, of November 23, 2010.  Taking advantage of improving capital markets, the company is acting to lower future interest expense.  The amendment provides for three changes to the term loan B portion of the agreement: the borrowing spread over LIBOR is reduced from 3.5% to 3.0%, the LIBOR floor is reduced from 1.5% to 1.0%, and the maturity of the loan is extended to March 10, 2018.  The company expects to save $2.75 to $5.5 million in interest expense annually.  Armstrong paid a call premium of $5.5 million to lenders of the old term loan, for accounting purposes the call premium will be amortized over the extended maturity of the loan.

Contacts

Tom Waters:    tjwaters@armstrong.com
Investors:         (717) 396-6354
News media:     (866) 321-6677

Forward Looking Statement

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC.  We try to reduce both the likelihood that these risks will affect our businesses and their potential impact.  However, no matter how accurate our foresight, how well we evaluate risks, and how effective we are at mitigating them, it is still possible that one of these problems or some other issue could have an adverse effect on our business, profitability, and the carrying value of assets.  We undertake no obligation to update any forward-looking statement beyond what is required by applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2010, Armstrong’s consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operates 34 plants in eight countries and has approximately 9,800 employees worldwide.  For more information, visit www.armstrong.com.